Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Form S-8 of SonicWALL, Inc. pertaining to the 2008 Equity Incentive Plan and 2008 Inducement Equity Incentive Plan of our reports dated March 7, 2008, relating to the consolidated financial statements and schedule of SonicWALL, Inc., and the effectiveness of internal control over financial reporting of SonicWALL, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

/s/ARMANINO McKENNA LLP
San Ramon, California
September 5, 2008